Exhibit 2.2

ATIORNEYS AT LAW April 27, 1998 265 SUNRISE AVENUE SUITE 204 PALM BEACH, FLORIDA 33480 TEL: (561) 832 - 5696 FAX: (561) 659 - 5371 Secretary of State Staie of Florida Division of Corporations P.O. Box 6327 Tallahassee, FL 32314 Re: Derma Laser Technology, Inc . EIN: 65 - 0759512 Gentlemen: Enclosed please find an original and one copy of the Amended Articles of Incorporation for Derma Laser Technology, Inc . to be filed . The Amendment is solely to change the name of the corporation from Derma Laser Technology, Inc . to Eastern Pacific Energy Corporation . We also enclose a check in the amount of $ 87 . 50 which represents the filing fee and certified copy fee for this request . Kindly file the Amended Articles of Incorporation and mail date stamped received copy back to our office . If you have any questions or require additional information, please let us know at 561 - 832 - 5696 . Very truly yours, .. DFM/lrc Encls D M f - Donald F. Mintrmre 0 .,. .,.., MAY 8 1998 f

4-22-1998 11:56AM FROM CORPORATE OFFICE 3102715501 P. 2
From: To: Len Holness Date: 4/8/98 Time: 11:21:54 AM Page 3 of 4
APR-07-1998 13:48 MINTMIRE & ASSOCIATES 561 832 5696 P.02/03

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF

Derma Laser Technology, Inc.
(present name)

FILED
98 MAY -4 AM 11:43
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

Pursuant to the provisions of section 607.1006, Florida Statutes, this corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: **Amendment(s) adopted:** ***(indicate article number(s) being amended, added or deleted)***

The name of the corporation shall be changed and do business as Eastern Pacific Energy Corporation.

SECOND: **If an amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself, are as follows:**

4-22-1998 11:56AM FROM CORPORATE OFFICE 3102715501 P.3
From: To: Len Holness Date: 4/8/98 Time: 11:21:54 AM Page 4 of 4

APR-07-1998 13:48 MINTMIRE & ASSOCIATES 561 832 5696 P.03/03

THIRD: The date of each amendment's adoption: April 7, 1998.

FOURTH: Adoption of Amendment(s) (check one)

☐ The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) was/were sufficient for approval.

☐ The amendment(s) was/were approved by the shareholders through voting groups.

The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

"The number of votes cast for the amendment(s) was/were sufficient for approval by ________________ (voting group)."

☒ The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signed this 7th day of April, 19 98.

Signature [signature]
(By the Chairman or Vice Chairman of the Board of Directors, President or other officer if adopted by the shareholders)
OR
(By a director if adopted by the directors)
OR
(By an incorporator if adopted by the incorporators)

James P. Lezie
Typed or printed name

COB
Title

TOTAL P.03